EXHIBIT 8


                                                                     Exhibit 8




   January 20, 1994



   Old Kent Financial Corporation
   One Vandenberg Center
   Grand Rapids, Michigan 49503

   Gentlemen:

You have requested our opinion regarding the federal income tax consequences of the proposed affiliation of EdgeMark Financial Corporation ("EdgeMark") with Old Kent Financial Corporation ("Old Kent") through the proposed merger (the "Merger") of EdgeMark into Old Kent - Illinois, Inc., ("OKFC Subsidiary"), a wholly-owned subsidiary of Old Kent, under the terms of an Agreement and Plan of Merger dated as of November 1, 1993 (the "Plan of Merger"), among Old Kent, EdgeMark and OKFC Subsidiary. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan of Merger.

Pursuant to the Plan of Merger, Old Kent has formed OKFC Subsidiary as a wholly owned subsidiary for the purpose of the Merger. EdgeMark will be merged into OKFC Subsidiary under the laws of the state of Delaware and in accordance with the Plan of Merger. In the Merger, all of the issued and outstanding shares of EdgeMark Common Stock will be converted into shares of Old Kent Common Stock, and the surviving corporation will be a wholly owned subsidiary of Old Kent.

This opinion has been requested and is provided solely for the purpose of inclusion in the Form S-4 Registration Statement filed by Old Kent with the
Securities and Exchange Commission in connection with the proposed Merger.   If
the Merger occurs, it will occur at a date significantly later than the date of this opinion. Applicable law, regulations, judicial interpretations, regulatory positions, and known facts are all subject to change. This opinion is based only upon such law, regulations, interpretations, positions, and facts as are now in existence and known to us as of the date of this opinion and
assumes no change in these as of the date of the Merger.   For this reason,
this opinion is not intended, and may not be relied upon, to satisfy the conditions precedent to the Merger stated in Section 6.6 and 7.6 of the Plan of Merger.

This opinion is based upon facts regarding the Merger as described in Old Kent's Form S-4 Registration Statement filed with the Securities and Exchange Commission and upon the following assumptions:

1. The fair market value of the Old Kent Common Stock to be received by each EdgeMark stockholder will be approximately equal to the fair market value of the EdgeMark Common Stock surrendered in the exchange.

Old Kent Financial Corporation
January 20, 1994
Page 2


2. There is no plan or intention by stockholders of EdgeMark to sell, exchange, or otherwise dispose of a number of shares of Old Kent Common
Stock received in the transaction that would reduce EdgeMark stockholders' ownership of Old Kent Common Stock to a number of shares having a value, as of the effective date of the transaction, of less than fifty percent of the value of all of the formerly outstanding stock of EdgeMark at the same date. For purposes of this assumption, shares of EdgeMark Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Old Kent Common Stock are treated as outstanding EdgeMark Common Stock on the date of the transaction.

3. Following the transaction, the surviving corporation will hold at least ninety percent of the fair market value of EdgeMark's net assets and at least seventy percent of the fair market value of EdgeMark's gross assets and at least ninety percent of the fair market value of OKFC Subsidiary's net assets and at least seventy percent of the fair market value of OKFC Subsidiary's gross assets held immediately prior to the transaction. For purposes of this assumption, amounts paid by EdgeMark or OKFC Subsidiary to dissenters, amounts used by EdgeMark or OKFC Subsidiary to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by EdgeMark will be included as assets of EdgeMark or OKFC Subsidiary respectively, immediately prior to the transaction.

4. The surviving corporation has no plan or intention to issue additional shares of its stock that would result in Old Kent losing control of EdgeMark within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

5. Old Kent has no plan or intention to reacquire any of its stock issued in the transaction except for a previously announced market purchase program.

6. Old Kent has no plan or intention to liquidate the surviving corporation, to merge the surviving corporation with or into another corporation; to sell or otherwise dispose of the stock of the surviving corporation except for transfers of stock to corporations controlled by Old Kent; or to cause the surviving corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from OKFC Subsidiary except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the surviving corporation.

7. Following the transaction, the surviving corporation will continue the historic business of EdgeMark or use a significant portion of EdgeMark's historic business assets in a business.

8. Old Kent, EdgeMark, OKFC Subsidiary and the stockholders of EdgeMark will pay their respective expenses, if any, incurred in connection with the transaction.

Old Kent Financial Corporation
January 20, 1994
Page 3


9. There is no intercorporate indebtedness existing between Old Kent and EdgeMark or between OKFC Subsidiary and EdgeMark that was issued, acquired or will be settled at a discount.

10. At the time of the transaction, EdgeMark will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in EdgeMark that, if exercised or converted, would affect Old Kent's acquisition or retention of control of the surviving corporation, as defined in Section 368(c) of the Code.

11. Old Kent does not own, nor has it owned during the past five years, any shares of the stock of EdgeMark.

12. On the date of the transaction, the fair market value of the assets of EdgeMark will exceed the sum of its liabilities, if any, to which the assets are subject.

13.     EdgeMark is not under the jurisdiction of a court in a Title
11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

14. None of the compensation received by any stockholder-employees of EdgeMark will be separate consideration for or allocable to, any of their shares of EdgeMark Common Stock; none of the shares of Old Kent Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts to third parties bargaining at arm's length for similar services.

Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of EdgeMark with and into OKFC Subsidiary would give rise to the following federal income tax consequences under the Code.

1. The Merger of EdgeMark with and into OKFC Subsidiary will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, and Old Kent, OKFC Subsidiary and EdgeMark will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

2. The basis of the assets of EdgeMark to be received by OKFC Subsidiary will be the same as the basis of those assets in the hands of EdgeMark immediately prior to the Merger.

3. No gain or loss will be recognized by EdgeMark upon the transfer of its assets to OKFC Subsidiary in exchange for Old Kent Common Stock and the assumption by OKFC Subsidiary of the liabilities of EdgeMark.


Old Kent Financial Corporation
January 20, 1994
Page 4


4. The holding period of the assets of EdgeMark to be received by OKFC Subsidiary will include the holding period of those assets in the hands of EdgeMark immediately prior to the Merger.

5. No gain or loss will be recognized by Old Kent or OKFC Subsidiary upon the receipt by OKFC Subsidiary of the assets of EdgeMark in exchange for the Old Kent Common Stock and the assumption by OKFC Subsidiary of the liabilities of EdgeMark.

7. No gain or loss will be recognized by the stockholders of EdgeMark who receive shares of Old Kent Common Stock in exchange for all of their shares of EdgeMark Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

8. The basis of Old Kent Common Stock to be received by stockholders of EdgeMark will, in each instance, be the same as the basis of the respective shares of EdgeMark Common Stock surrendered in exchange therefor.

9. The holding period of the Old Kent Common Stock received by stockholders of EdgeMark will, in each instance, include the holding period of the respective shares of EdgeMark Common Stock surrendered in exchange therefor; provided, that the EdgeMark Common Stock was, in each instance, held as a capital asset in the hands of the stockholder of EdgeMark at the Effective Time.

We express no opinion about the tax treatment of the Merger under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above.

We hereby consent to the use of this opinion as an exhibit to, and reference to this opinion in, Old Kent's Form S-4 Registration Statement.


                                      WARNER, NORCROSS & JUDD



                                      By /s/ Gordon R. Lewis
                                         Gordon R. Lewis, a Partner